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                               [LETTERHEAD OF KMZ]


                                 March 1, 2000

Whittman-Hart, Inc.
311 South Wacker Drive, Ste 3500
Chicago, Illinois 60606-6618

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have represented Whittman-Hart, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 25,554,079 shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), which may be issued from time to time in connection with the plans and agreements listed on Exhibit A attached hereto (the "Plans").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including
(a) the Registration Statement, (b) the Amended and Restated Certificate of Incorporation of the Company, (c) the Second Amended and Restated Bylaws of the Company, (d) records of proceedings and actions of the Company's Board of Directors, and (e) the Plans.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 25,554,079 shares of Common Stock, when issued by the Company in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

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Whittman-Hart, Inc.
March 1, 2000
Page 2



     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the related rules and regulations promulgated thereunder.

                                         Very truly yours,

                                         /s/Katten Muchin Zavis

                                         KATTEN MUCHIN ZAVIS

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EXHIBIT A

USWeb Corporation Affiliate Warrant Program
USWeb Corporation 1996 Equity Compensation Plan
USWeb Corporation 1996 Stock Option Plan
USWeb Corporation 1997 Acquisition Stock Option Plan
USWeb Corporation 1997 Employee Stock Purchase Plan
USWeb Corporation 1999 Nonstatutory Stock Option Plan
CKS Group, Inc. 1995 Series B Common Stock Plan
CKS Group, Inc. 1995 Stock Plan
CKS Group, Inc. 1996 Supplemental Stock Plan
CKS Group, Inc. 1997 Employee Stock Purchase Plan
Ikonic Plan
Shaw Employment Agreement
Amendment Shaw Employment Agreement
SiteSpecific, Inc. 1996 Stock Option Plan
Warrants Issuable Under Cloudbreak Agreement